SECURITIES AND EXCHANGE COMMISSION

                                WASHINGTON, D.C. 20549




                                       FORM 8-K






                                    CURRENT REPORT


                          Pursuant to Section 13 or 15(d) of
                         the Securities Exchange Act of 1934



           Date of Report (Date of Earliest Event reported) - December 17,
                                         1997




                               TEXAS UTILITIES COMPANY
                        Formerly known as TUC Holding Company



                (Exact name of registrant as specified in its charter)


                 TEXAS                 1-12833              75-2669310
     (State or other jurisdiction    (Commission         (I.R.S. Employer
           of incorporation)        File Number)        Identification No.)


                        2001 Bryan Tower, Dallas, Texas 75201
                      (Address of principal executive offices)


                   Registrant's telephone number, including area code -
                                    (214) 812-4600


          ITEM 5.  OTHER EVENTS

                    On December 17, 1997, TU Electric, a wholly owned subsidiary of the Registrant announced a proposed settlement with respect to the retail rates that it would charge and the mitigation of potentially stranded costs that it would achieve during 1998 and 1999. The proposal is not unanimous, but is a joint agreement among TU Electric, the staff of the Public Utility Commission of Texas (PUC), the Office of Public Utility Counsel, and certain consumer groups and industrial customers served by TU Electric. The proposal is subject to PUC approval, which is anticipated on an interim basis before the end of the year. Pursuant to the agreement, TU Electric will implement base rate reductions effective January 1, 1998, equal to 4% for residential customers, 2% for general service customers taking electric service at secondary voltages (typically small and medium size businesses), and 1% for all other retail customers. Effective January 1, 1999, an additional reduction of 1.4% would apply to the base rate charges to residential customers. These rate credits are expected to produce revenue reductions of $118 million in 1998 and $145 million in 1999. In addition, the settlement caps the return on invested capital that TU Electric will earn in 1998 and 1999. Any return in excess of the cap will be applied as additional production depreciation to mitigate potentially stranded costs. The settlement also provides for mitigation of potentially stranded costs through the redirection of transmission and distribution depreciation during the two-year period, amounting to approximately $335 million, as additional production depreciation.

                                      SIGNATURE
                                      ---------

                    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                                 TEXAS UTILITIES COMPANY


                                           By:   /s/ Robert S. Shapard
                                              -----------------------------
                                                     Robert S. Shapard
                                             Treasurer and Assistant Secretary


          Date: December 17, 1997